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                                                                    EXHIBIT 10.2

          EMPLOYMENT AGREEMENT BETWEEN CFBANK AND RICHARD J. O'DONNELL

                              EMPLOYMENT AGREEMENT

      This AGREEMENT ("Agreement") is made effective as of October 22, 2004 by and between RESERVE MORTGAGE SERVICES, INC. ("Reserve"), a wholly-owned subsidiary of CFBank (the "Bank"), the Bank and RICHARD J. O'DONNELL (the "Executive").

      WHEREAS, The Bank and Reserve wish to be assured of the services of the Executive for the period provided in this Agreement following its acquisition by the Bank, a wholly-owned subsidiary of Central Federal Corporation ("GCFC"); and

      WHEREAS, the Executive is willing to serve in the employ of Reserve for said period; and

      WHEREAS, the Executive is willing to provide services to the Bank and Reserve as provided herein.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree, as follows:

1.    POSITION AND RESPONSIBILITIES.

      During the period of Executive's employment hereunder, the Executive agrees to serve as President and Chief Executive Officer of Reserve. The Executive shall render such administrative and management services to Reserve, as are customarily performed by persons in a similar executive capacity for a mortgage banking company, and to the Bank as may be assigned to him, from time to time, by the Chairman of the Bank, to whom he shall report. The Executive shall render such services at the current home office location of the Bank or Reserve or such other location within thirty miles of either location unless the Executive otherwise consents to a different location.

2.    TERM.

      (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter (the "Term"). The Term may be extended at the discretion of Reserve upon a comprehensive performance evaluation by Reserve's Board of Directors (the "Board") or a committee thereof.

      (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods provided in accordance with policies of the Bank, and reasonable leaves of absence provided in accordance with policies of the Bank, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the operation and management of the Bank and Reserve. The Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Board, will not present any conflict of interest with GCFC or its subsidiaries (the "Subsidiaries"), or materially affect the performance of Executive's duties pursuant to this Agreement.

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3.    COMPENSATION AND REIMBURSEMENT.

      (a) The Executive shall be entitled to a salary from Reserve in the amount of $100,000 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any tax-qualified retirement or welfare plan or any other deferred compensation plan maintained by GCFC and its Subsidiaries. Such Base Salary shall be payable in accordance with the normal payroll practices of the Bank. The Board may increase Executive's Base Salary at anytime in its sole discretion, subject to an annual performance review, but may not decrease the Base Salary unless it is part of a company wide compensation adjustment applicable to all senior executives of the Bank in a proportionate manner. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement.

      (b) The Executive shall be entitled to participate in those benefit plans, arrangements and perquisites available to all other senior executives of the Bank, including any stock option plan of the Bank or GCFC, on the same terms and conditions applicable to such executives. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plains including, but not limited to, retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

      (c)   In addition to the Base Salary provided for by paragraph (a) of this
Section 3 and other compensation provided for by paragraph (b) of this Section 3, Reserve shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive's obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

      (d) Executive shall also receive incentive compensation equal to 50% of pre-tax earnings, applied to Reserve as standalone corporation, in excess of $300,000 per fiscal year, but in no event in excess of $400,000 per year ("Incentive Compensation"). The calculation of pre-tax earnings shall be made in accordance with generally accepted accounting principles in the United States ("GAAP"), provided that the same shall be adjusted to eliminate all corporate overhead and other expenses to Reserve by the Bank or GCFC. For purposes of determining the pre-tax earnings of Reserve, there shall be included the revenue that would have been recognized by Reserve (i) on loans originated by Reserve and sold to the Bank rather than being sold to the customary purchasers of loans originated by Reserve and (ii) on residential mortgage loans originated by the Bank. The amount of such foregone revenue shall be determined in a manner mutually agreed upon by Executive and the Chairman of the Bank. The calculation shall be prorated for any partial year.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION; TERMINATION UPON DISABILITY OR DEATH.

      (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean the termination by Reserve of Executive's full-time employment hereunder for any reason, other than termination governed by Sections 4(c) or 5 hereof or for a Termination for Cause as defined in Section 7 hereof;

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      (b)   Upon the occurrence of an Event of Termination on the Date of
Termination, as defined in Section 8(b), Reserve shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the sum of: (i) $600,000; and (ii) all benefits, including health insurance in accordance with
Section 3(b) that would have been provided to Executive for the remaining Term of this Agreement had an Event of Termination not occurred. Such benefits shall be eliminated in the event the Executive obtains other employment following termination of employment. In the event of the Executive's Termination for Cause or his voluntary resignation, however, other than under Section 5(b)(ii) of this Agreement, he shall be entitled to receive his Base Salary through the Date of Termination as specified in the Notice of Termination under Section 8(a) and no other benefits or payments under this Agreement.

      (c) In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability (as defined in the Bank's human resources policy), Reserve may terminate this Agreement, provided that Reserve shall continue to be obligated to pay the Executive his Base Salary for one year after such termination, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Reserve or the Bank has provided or may provide on behalf of its employees or pursuant to any workman's or social security disability program shall reduce the compensation to be paid to the Executive pursuant to this paragraph.

      (d) In the event of the Executive's voluntary termination, other than under Section 5(b)(ii) of this Agreement, no payment of any type shall be made to the Executive under this Agreement for the period through the Date of Termination unless the Executive shall comply with his obligations under Section
2.03 of the Stock Purchase Agreement, dated June 10, 2004, by and among GCFC, CFBank, RJO Financial Services, Inc., and the Executive.

5.    CHANGE IN CONTROL.

      (a) For purposes of this Agreement, a "Change in Control" of GCFC or the Bank shall mean an event of a nature that; (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a change in control of GCFC or the Bank within the meaning of the Home Owners' Loan Act, as amended, or the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS).

      (b)   If a Change in Control of GCFC or the Bank has occurred pursuant to
Section 5(a) Executive shall be entitled to the benefits provided in paragraphs
(c) of this Section 5 only upon his subsequent termination of employment at any time during the Term of this Agreement due to (i) Executive's dismissal, or (ii) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or material reduction in benefits or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control, unless such termination is because of his death or Termination for Cause (as defined herein).

      (c) Upon the Executive's entitlement to benefits pursuant to Section 5(b), Reserve shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of (i) $600,000; or (ii) an amount equal to the sum of (A) three (3) times the Executive's Base Salary and (B) an amount equal to the Incentive Compensation paid or earned from the date of this Agreement in accordance with

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Section 3(d) hereof divided by the number of full months completed prior to the occurrence of the event described in Section 5(b) and multiplied by thirty-six
(36). Payment to the Executive will be made on a monthly basis in approximately equal installments during the remaining Term of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment. In addition to the foregoing sum, the Executive shall continue to receive for thirty-six (36) months, all benefits, including health insurance in accordance with Section 3(b) that would have been provided to Executive had the event described in Section (b) of this Section 5 not occurred.

6.    CHANGE OF CONTROL RELATED PROVISIONS.

      Notwithstanding the provisions of Section 5, in the event that

      (i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in
            Section 280G of the Internal Revenue Code of 1936, as amended (the "Code") or any successor thereof, (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code; and

      (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required thereby among the Termination Benefits shall be determined by the Executive.

7.    TERMINATION FOR CAUSE.

      The term "Termination for Cause" or "Terminated for Cause" shall mean termination because the Executive's failure to perform stated duties, incompetence, willful misconduct, breach of fiduciary duty involving person profit, personal dishonesty, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination stating that the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable unless vested and any unvested awards granted to Executive under any stock benefit plan of GCFC or its Subsidiaries shall not vest. At the Date of Termination, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.

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8.    NOTICE.

      (a) Any purported termination by Reserve or the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes off this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

      (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

9.    POST-TERMINATION OBLIGATIONS.

      All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 10 for twelve (12) full calendar months after the earlier of the expiration of this Agreement or termination of Executive's employment with Reserve. Executive shall, upon reasonable notice, furnish such information and assistance to Reserve or its successor as may reasonably be required by Reserve in connection with any litigation in which it or any of its subsidiaries or affiliates or may become a party.

10.   NON-COMPETITION AND NONDISCLOSURE.

      (a) Upon the occurrence of a Termination for Cause (as defined in Section 7 hereof) or the Executive's voluntary resignation (other than under
Section 5(b)(ii) hereof), Executive agrees not to compete with Reserve or its Subsidiaries for a period of one (1) year following such Date of Termination in any city, town or county in which Reserve or the Bank maintains an office or has filed an application for regulatory approval to establish an office and any county adjacent to such city, town or, county, determined as of the Date of Termination, except as agreed to by GCFC. The Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of GCFC or its Subsidiaries. The parties hereto, recognizing that irreparable injury will result to GCFC or its subsidiaries, its business and property in the event of the Executive's breach of this Subsection 10(a), agree that in the event of any such breach by the Executive, GCFC or its subsidiaries will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive or his partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than GCFC or its Subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed, as prohibiting GCFC or its Subsidiaries from pursuing any other remedies available to GCFC or its Subsidiaries for such breach or threatened breach, including the recovery of damages from Executive.

      (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of GCFC and its Subsidiaries, as it may exist from time to time, is a valuable, special and unique asset of the business of GCFC and its Subsidiaries. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of GCFC and its Subsidiaries to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the

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foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of GCFC or the Subsidiaries. In the event of a breach or threatened breach by the Executive of the provisions of this Section, Reserve will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Reserve or the Subsidiaries or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Reserve from pursuing any other remedies available to Reserve for such breach or threatened breach, including the recovery of damages from Executive.

11.   SOURCE OF PAYMENTS.

      (a) All payments provided in this Agreement shall be timely paid in cash or by check from the general funds of Reserve.

      (b) In the event that Reserve is dissolved or liquidated, the Bank shall assume the obligations of Reserve under this Agreement.

12.   EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

      This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the parties hereto and supersedes any prior employment agreement between Reserve and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.

13.   NO ATTACHMENT.

      (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

      (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and Reserve and their respective successors, heirs and assigns.

14.   MODIFICATION AND WAIVER.

      (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

      (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.   SEVERABILITY.

      If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not

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held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.   HEADINGS FOR REFERENCE ONLY.

      The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

      Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

17.   GOVERNING LAW.

      This Agreement shall be governed by the laws of the State of Ohio and by the laws of the United States to the extent controlling without regard to the principles of conflicts of law of this state, unless otherwise specified herein.

18.   ARBITRATION.

      Notwithstanding any right to enforcement under Section 10(a), any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of Reserve's home office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

19.   REQUIRED REGULATORY PROVISIONS

      (a) Reserve may terminate the Executive's employment at any time subject to his rights to receive payments under Section 4 hereof. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

      (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Reserve's affairs by a notice served under Section 8(e)(3) (12 USC Section 1818(e)(3)) or 8(g) (12 USC
Section 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, Reserve's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Reserve may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

      (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of Reserve's affairs by an order issued under
Section 8(e) (12 USC Section 1818(e)) or 8(g) (12 USC Section 1818(g)) of The Federal Deposit Insurance Act, as amended by the Financial Institutions Reform,

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Recovery and Enforcement Act of 1989, all obligations of Reserve under this
Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

      (d) If the Bank is in default as defined in Section 3(x) (12 USC Section 1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Reserve under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

      (e) All obligations of Reserve under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Reserve (i) by the Director of the Office of Thrift Supervision or his or her designee (the "Director"), at the time the Federal Deposit Insurance Corporation ("FDIC")enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) (12 USC Section 1823(c)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989; or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

      (f) Notwithstanding anything herein contained to the contrary, any payments to the Executive by Reserve, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10.   SUCCESSOR TO RESERVE.

      Reserve and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Reserve or the Bank, expressly and unconditionally to assume and agree to perform Reserve's obligations under this Agreement, in the same manner and to the same extent that Reserve would be required to perform if no such succession or assignment had taken place.

      IN WITNESS WHEREOF, Reserve and the Executive have executed Agreement on date first above written

                                RESERVE MORTGAGE SERVICES, INC.

                                By: /s/ David C. Vernon
                                    -----------------------------------------
                                        David C. Vernon
                                        Chairman of the Board

                                CFBANK

                                By: /s/ David C. Vernon
                                    ----------------------------------------
                                        David C. Vernon
                                        Chairman and Chief Executive Officer

                                EXECUTIVE

                                         /s/ Richard J. O'Donnell
                                         ------------------------------------
                                             Richard J. O'Donnell

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